Stockholm, Sweden, October 23, 2019 (NYSE: VNE and SSE: VNE-SDB)                  EXHIBIT 99.1
Financial Report July - September 2019

Financial Summary - Q3'19
•
Results better than our expectations with the exception of sales
•
Net Sales $462 million
•
Net Sales decline 12%, Organic Sales[1] decline 10%
•
Active Safety Net Sales decline 11%, Organic Sales[1] decline 8%
•
Operating cash flow $(61) million

2019 Outlook
•
Global LVP decline in the mid to upper single digits versus 2018
•
Organic Sales[1] decline in the low double digits versus 2018
•
Currency translation impact on sales ~(3)% versus 2018
•
Operating loss sequential improvement in Q4'19 from Q3'19
•
Cash flow before financing activities[1] for FY'19 remains on track

Business Highlights
•
Market adjustment initiatives driving balance sheet efficiencies and cost structure improvements
•
7th vision customer business award with a global OEM
•
1st thermal sensing business award with a leading global OEM for a "mobility as a service" autonomous application
•
Introduced scalable system architecture to our product portfolio
•
Order intake LTM as of Q3'19 was approximately $1 billion future average annual sales with Active Safety ~80%

Key Figures	Three Months Ended September 30					Nine Months Ended September 30
Dollars in millions, (except where specified)	2019		2018		Change	2019		2018		Change
	$	%	$	%	$	$	%	$	%	$
Net Sales	$462		$526		$(64)	$1,446		$1,692		$(246)
Gross Profit / Margin	$73	15.8%	$99	18.8%	$(26)	$235	16.3%	$321	19.0%	$(86)
RD&E, net / % of Sales	$(144)	(31.3)%	$(109)	(20.7)%	$(35)	$(459)	(31.8)%	$(334)	(19.7)%	$(125)
Operating Loss / Margin	$(122)	(26.5)%	$(58)	(11.0)%	$(64)	$(388)	(26.8)%	$(122)	(7.2)%	$(266)
Operating Cash flow	$(61)		$(17)		$(44)	$(221)		$(181)		$(40)

Comments from Jan Carlson, Chairman, President and CEO
During the quarter our market adjustment initiatives announced at the beginning of the year started to take effect. Driven by these operational improvements our operating loss was reduced by $15 million sequentially despite lower organic sales. The reduction came primarily through lower RD&E costs achieved through prudent resource management and to a lesser extent by partnering in some engineering related activities in Active Safety. We were also successful in working capital management, particularly in managing accounts receivables and inventories. We will continue to drive our improvement initiatives, including partnering and outsourcing opportunities, as we adapt to the market realities, and drive our own continued development.

In September, we signed our seventh customer for our in-house developed vision technology. This shows that our core development combined with the software developed in Zenuity delivers powerful solutions, creating leading ADAS and collaborative driving functionality for the years to come. In addition, we are currently preparing to introduce our fourth-generation vision technology, as part of a number of our customer launches in 2020 and into 2021.

The automotive industry faced a volatile and challenging quarter, with light vehicle production being weaker than anticipated in July across most of our major markets. Veoneer saw a sharper sales decline than the overall market, as we faced some model phase-outs of certain customer programs and a negative product mix. In addition, positive effects on sales growth from launches of new customer programs are only anticipated to start in 2020.

We see this challenging environment in our industry, to continue for some time. This relates both to an increased volatility in LVP forecasts as well as customer launch schedules and take rates, particularly in China, for products sold as optional features by the OEMs. Specifically, for Veoneer we are proactively managing the inherent risks that come from launching several new customer programs and technologies in a short time span in the quarters to come.

For the next several quarters, our focus is on: successful customer launches heading into 2020 and 2021, market adjustment initiatives to continue to drive efficiencies and improve cash flow, and to continue to win profitable new business.

An earnings conference call will be held today, Wednesday, October 23, 2019 at 14:00 CET. To follow the webcast or to obtain the phone number/pin code, please see www.veoneer.com. The slide deck will be available on our website prior to the earnings conference call. See also the Non-U.S. GAAP Financial Measures section on page 10 of this earnings release for further disclosures. [1] For all non-U.S. GAAP financial measures, see the reconciliation tables in this earnings release, including the Non-U.S. GAAP Financial Measures section on page 10. See the Non-U.S. GAAP Financial Measures section for further discussion of the forward-looking non-U.S. GAAP financial measures.

Page 1 of 10    23 October 2019

Financial Overview for the Quarter

Sales by Product
Net Sales	Three Months Ended September 30				Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2019	2018	U.S. GAAP Reported		Currency		Organic[1]
	$	$	Chg. $	Chg.%	$	%	$	%
Restraint Control Systems	193	226	(33)	(15)	(4)	(2)	(29)	(13)
Active Safety	178	201	(23)	(11)	(7)	(3)	(15)	(8)
Brake Systems	91	100	(9)	(9)	1	1	(10)	(10)
Total	$462	$526	$(64)	(12)%	$(10)	(2)%	$(54)	(10)%
1 Non-U.S. GAAP measure reconciliation for Organic Sales

Net Sales - Veoneer’s net sales for the quarter declined by 12% to $462 million as compared to 2018. Organic sales[1] declined by 10% while the combined currency translation effects of 2% accounted for the remainder of the decline. During the quarter, our organic sales developed essentially in-line with our expectations at the beginning of the quarter.

Active Safety - Net sales for the quarter of $178 million decreased by 11% as compared to 2018. This decline was mostly driven by the organic sales[1] decline of 8%. This decline is partly attributable to the LVP decline of approximately 2% in our major markets for Active Safety, where we have a relatively higher CPV on premium brands (Western Europe, North America, Japan and China).

According to IHS, the LVP decline of 3% for the quarter as compared to 2018 was mainly attributable to China and Rest of Asia and to a lesser extent the Americas and Western Europe. This decline was 3% worse than expected at the beginning of the quarter due to lower than expected LVP in virtually all major vehicle producing regions.

Strong demand for mono, stereo and thermal camera systems and ADAS ECUs on several models drove an increase in organic sales. This growth was more than offset by the negative radar product mix shift from 24Ghz to 77Ghz technology.

Restraint Control Systems - Net sales for the quarter of $193 million decreased by 15% as compared to 2018. The organic sales[1] decline of 13% was mainly due to lower volumes in China and North America where we saw a temporary phase out of our products on certain vehicle models.

Brake Systems - Net sales of $91 million for the quarter decreased by 9% as compared to 2018. This sales decline is mainly due to an organic sales[1] decline of 10%, driven primarily by temporary lower volumes on certain Honda vehicle models in China and Japan.

Income Statement
Gross Profit - The gross profit for the quarter of $73 million was $26 million lower as compared to 2018. The negative volume and product mix effects that caused the lower organic sales were the main contributors to the gross profit decline. Net currency effects on the gross profit were approximately $4 million unfavorable for the quarter as compared to 2018, primarily due to the stronger US dollar.
Net Loss - The net loss for the quarter of $139 million increased by $67 million as compared to 2018.
Veoneer’s net loss from its equity method investment (Zenuity) of $16 million during the quarter was at similar levels as compared to 2018.
Operating Loss - This quarter represents the first quarter with a comparable standalone cost structure. The operating loss for the quarter of $122 million increased by $64 million as compared to 2018.
The interest income, net and other non-operating items, net combined for the quarter were $2 million lower as compared to 2018, mainly related to interest expense related to the convertible debt of $5 million.

The RD&E, net increase of $35 million to $144 million, as compared to 2018, was mainly due to the ramp-up of engineering hiring during 2018, and lower engineering reimbursement during the quarter. Sequentially RD&E, net improved due to lower gross engineering costs.
Income tax expense of $3 million for the third quarter remained unchanged as compared to 2018.
The SG&A expense of $45 million for the third quarter was at similar levels as compared to 2018. This cost decreased sequentially from the previous quarter due to lower consultancy and outside services costs.

The non-controlling interest loss of $6 million in the VNBS JV for the third quarter was $1 million higher as compared to 2018. This is the first quarter that Veoneer Brake America is excluded from non-controlling interest.

Other income and amortization of intangibles combined were $2 million unfavorable for the third quarter as compared to 2018. Net currency effects on the operating loss were negligible for the quarter as compared to 2018.

Loss per Share - The loss per share increased to $1.20 for the quarter as compared to a loss of $0.78 per share in 2018. This decline was mainly due to the increase in operating loss. The share count increase from the common stock issuance in May 2019 reduced the loss by $0.31 per share.

Cash Flow and Balance Sheet
Net cash used in operating activities - Net cash used in operating activities of $61 million during the quarter was $44 million higher as compared to 2018. The higher net loss was partially offset by a further positive change in net working capital[1].

Net Working Capital[1] - The net working capital of negative $52 million improved by $53 million during the quarter. This net working capital improvement was mainly driven by improvements in receivables and payables, although these can vary somewhat quarter to quarter.

Net cash used in investing activities - Net cash used in investing activities of $79 million during the quarter was $21 million higher as compared to 2018. The main driver of the increase was the investment in Zenuity of $21 million.

Capital Expenditures - Capital expenditures of $59 million for the quarter increased by $7 million as compared to 2018 mainly due to increasing camera capacity and supporting new program launches in the upcoming quarters.

Cash flow before financing activities[1] - The cash flow before financing activities of negative $140 million for the quarter was better than expected due to improved net working capital and a lower operating loss.

Cash and cash equivalents - Cash and cash equivalents of $1,062 million at the end of the quarter decreased by $142 million during the quarter mainly due to the net cash used in operating and investing activities.

Page 2 of 10    23 October 2019

Segment Overview for the Quarter

Electronics	Three Months Ended September 30						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2019		2018		U.S. GAAP Reported		Currency		Organic[1]
	$	%	$	%	Chg. $	Chg.%	$	%	$	%
Net Sales	$371		$426		$(55)	(13)%	$(11)	(3)%	$(44)	(10)%
Operating Loss / Margin	$(90)	(24.3)%	$(36)	(8.4)%	$(54)
Segment EBITDA1 / Margin	$(69)	(18.5)%	$(18)	(4.2)%	$(51)
Associates	7,616		6,804		812
1 Non-U.S. GAAP measure reconciliation for Organic Sales and Segment EBITDA

Net Sales - The net sales in the Electronics segment decreased by $55 million to $371 million for the quarter as compared to 2018. This sales decline was mainly due to the organic sales[1] decline in Active Safety and Restraint Control Systems of $15 million and $29 million, respectively, along with the currency translation effects of $11 million.

EBITDA[1] - The segment EBITDA for Electronics decreased by $51 million to negative $69 million for the quarter as compared to 2018. This decline is mainly due to the increase in operating loss for the segment while depreciation and amortization increased by $3 million.

Operating Loss - The operating loss for the Electronics segment of $90 million for the quarter increased by $54 million as compared to 2018 mainly due to the negative volume and product mix effects causing the lower organic sales in Active Safety and Restraint Control Systems and the increase in RD&E cost to support future organic sales growth and current development programs.

Associates - The number of associates in the Electronics segment increased by 812 to 7,616 as compared to 2018. This increase is primarily due to the hiring of engineers to support the strong order intake for future growth.

Deliveries - The quantities delivered in the quarter were 3.9 million units for Restraint Controls Systems and 2.0 million units for Active Safety.

Brake Systems	Three Months Ended September 30						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2019		2018		U.S. GAAP Reported		Currency		Organic[1]
	$	%	$	%	Chg. $	Chg.%	$	%	$	%
Net Sales	$91		$100		$(9)	(9)%	$1	1%	$(10)	(10)%
Operating Loss / Margin	$(17)	(18.6)%	$(9)	(9.0)%	$(8)
Segment EBITDA1 / Margin	$(8)	(9.3)%	$—	0.1%	$(8)
Associates	1,467		1,467		—

1 Non-U.S. GAAP measure reconciliation for Organic Sales and Segment EBITDA

Net Sales - The net sales in the Brake Systems segment decreased by $9 million to $91 million for the quarter as compared to 2018. This sales decline was mainly attributable to temporary lower volumes on certain Honda vehicle models, particularly in China and Japan.

EBITDA[1] - The segment EBITDA for Brake Systems decreased by $8 million to negative $8 million for the quarter as compared to 2018. This decline was due to the increase in underlying operating loss for the segment.

Operating Loss - The operating loss for the Brake Systems segment increased to $17 million from $9 million for the quarter as compared to 2018. This change was mainly due to the negative volume and product mix effects causing the lower organic sales and slight increase in RD&E net to support future organic sales growth.
Associates - The number of associates in the Brake Systems segment remained unchanged at 1,467 as compared to 2018. Increases in RD&E were offset by reductions in direct and indirect labor associates.
Deliveries - The quantities delivered during the quarter were 0.4 million units for Brake Systems.

Corporate and Other	Three Months Ended September 30
Dollars in millions, (except where specified)	2019		2018		U.S. GAAP Reported
	$	%	$	%	Chg. $	Chg. %
Net Sales	$—		$—		$—
Operating Loss / Margin	$(15)	—%	$(13)	—%	$(2)
EBITDA1 / Margin	$(15)	—%	$(13)	—%	$(2)
Associates	45		39		6
1 Non-U.S. GAAP measure reconciliation for EBITDA

Operating Loss and EBITDA[1] - The operating loss and EBITDA for Corporate and other increased to $15 million from $13 million for the quarter as compared to 2018. This increase was mainly attributable to IT integration costs related to Veoneer being a standalone company.

Associates - The number of associates increased by 6 to 45 as compared to 2018 mainly due to the hiring of personnel to support a standalone listed company and to perform functions previously provided through consultancy and outside services.

The associates and financial figures are comparable to 2018 since the second quarter in 2018 was the last quarter of carve-out reporting.

Page 3 of 10    23 October 2019

Financial Overview Year to Date

Sales by Product
Net Sales	Nine Months Ended September 30				Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2019	2018	U.S. GAAP Reported		Currency		Organic[1]
	$	$	Chg. $	Chg. %	$	%	$	%
Restraint Control Systems	617	739	(122)	(16)	(26)	(4)	(96)	(13)
Active Safety	554	628	(74)	(12)	(31)	(5)	(43)	(7)
Brake Systems	275	325	(50)	(15)	(5)	(2)	(45)	(14)
Total	$1,446	$1,692	$(246)	(15)%	$(62)	(4)%	$(184)	(11)%
1 Non-U.S. GAAP measure reconciliation for Organic Sales

Net Sales - Veoneer’s net sales for the first nine months of 2019 declined by 15% to $1,446 million as compared to 2018. Organic sales[1] declined by 11% while the combined currency translation effects were 4%. Sequentially, our net sales in the third quarter declined by 5.5% as compared to the second quarter in 2019.

Active Safety - Net sales for the first nine months of 2019 decreased by 12% to $554 million as compared to 2018. This decline was driven by currency translation effects of 5% while organic sales[1] declined by 7%. The LVP in our major markets for Active Safety where we have a relatively higher CPV on premium brands (Western Europe, North America, Japan and China) declined by more than 4%.

The LVP decline, according to IHS, of 6% for the first nine months of 2019 as compared to 2018 was mainly attributable to China, Western Europe and North America. Sequentially, the LVP decline of 4% as compared to the second quarter in 2019 was essentially in-line with our sequential organic sales decline.

Strong demand for mono,stereo and night vision systems and ADAS ECUs on several models drove an increase in organic sales. This was more than offset by the negative radar product mix from 24GHz to 77GHz technology and declining mono vision volumes on certain BMW models.

Restraint Control Systems - Net sales for the first nine months of 2019 decreased by 16% to $617 million as compared to 2018. The organic sales[1] decline of 13% was mainly due to lower volumes in Europe, China and North America where we saw a temporary phase out of our products on certain vehicle models and lower underlying LVP.

Brake Systems - Net sales of $275 million for the first nine months of 2019 decreased by 15% as compared to 2018. This sales decline is mainly due to an organic sales[1] decline of 14%, primarily driven by temporary lower volumes on certain Honda vehicle models in China and Japan.

Income Statement
Gross Profit - The gross profit of $235 million for the first nine months of 2019 was $86 million lower as compared to 2018. The negative volume and product mix effects that caused the lower organic sales was the main contributor to the gross profit decline. Net currency effects on our gross profit was approximately $26 million unfavorable for the same period as compared to 2018, primarily due to the stronger US dollar.
Net Loss - The net loss for the first nine months of 2019 increased by $254 million to $429 million as compared to 2018.
Veoneer’s net loss from its equity method investment (Zenuity) of $50 million for the first nine months of 2019 increased by $5 million as compared to 2018. This is mainly attributable to the continued hiring and build-up of software engineers through the first half of 2019.

Operating Loss - The operating loss of $388 million for the first nine months of 2019 increased by $266 million as compared to 2018.	The increase in equity method investment loss for the first nine month was mostly offset by interest income, net of $7 million, which was an increase of $4 million as compared to 2018.
The RD&E, net increase of $125 million for the first nine months of 2019 as compared to 2018 was mainly due to the ramp-up of engineering hiring during 2018 as well as slightly lower engineering reimbursement.

The Income tax benefit for the first nine months of 2019 of $1 million as compared to an expense of $12 million in 2018 was mainly due to tax impact of the convertible debt issuance and a discrete tax benefit of $6 million.

The SG&A increase of $36 million for the first nine months of 2019 as compared to 2018 was mostly related to the additional costs associated with being a standalone listed company during the first half of 2019.

The non-controlling interest loss of $26 million in the VNBS JV for the first nine months of 2019 was $13 million higher as compared to 2018. The increase is mainly due to the organic sales impact on earnings.

Other income was $17 million lower for the first nine months of 2019 as compared to 2018 primarily due to the reversal of the $14 million MACOM earn-out provision. Net currency effects on the operating loss were negative $11 million for the same period as compared to 2018.

Loss per Share - The loss per share of $4.10 for the first nine months of 2019 increased by $2.24 per share as compared to 2018 mainly due to the increase in operating loss. The share count increase from the common stock issuance in May 2019 reduced the loss by $0.54 per share.

Cash Flow and Balance Sheet
Net cash used in operating activities - Net cash used in operating activities of $221 million during the first nine months of 2019 was $40 million higher as compared to 2018. The higher net loss was mostly offset by the positive change in net working capital[1] and other, net.

Net Working Capital[1] - Net working capital of $52 million negative improved by $94 million during the first nine months of 2019 as compared to 2018 due to a reduction in accounts receivable and inventories, net.

Net cash used in investing activities - Net cash used in investing activities of $198 million during the first nine months of 2019 increased by $78 million as compared to 2018 due to higher capital expenditures and lower related party notes receivable which was partially offset by Zenuity.

Capital Expenditures - Capital expenditures of $168 million, or 12% of sales, for the first nine months of 2019 increased by $45 million as compared to 2018. We expect the level of capital expenditures to remain at approximately 12% of sales for 2019 to support future growth.

Cash flow before financing activities[1] - The cash flow before financing activities of negative $419 million for the first nine months of 2019 was better than expected due to a net working capital decrease of $94 million.

Shareholders Equity - Shareholders equity, including non-controlling interest, for the quarter of $1,900 million decreased by $27 million during 2019 as the equity raise in May 2019 essentially offset the operating loss.

Page 4 of 10    23 October 2019

Segment Overview Year to Date

Electronics	Nine Months Ended September 30						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2019		2018		U.S. GAAP Reported		Currency		Organic[1]
	$	%	$	%	Chg. $	Chg. %	$	%	$	%
Net Sales	$1,171		$1,367		$(196)	(14)%	$(57)	(4)%	$(139)	(10)%
Operating Loss / Margin	$(281)	(24.0)%	$(66)	(4.8)%	$(215)
Segment EBITDA1 / Margin	$(220)	(18.8)%	$(12)	(0.9)%	$(208)
Associates	7,616		6,804		812
1 Non-U.S. GAAP measure reconciliation for Organic Sales and Segment EBITDA

Net Sales - The net sales in the Electronics segment decreased by $196 million to $1,171 million for the first nine months of 2019 as compared to 2018. This decline was mainly due to the organic sales[1] decline in Active Safety and Restraint Control Systems of $43 million and $96 million, respectively, along with the currency translation effects of $57 million.

EBITDA[1] - The segment EBITDA for Electronics decreased by $208 million to negative $220 million for the first nine months of 2019 as compared to 2018. This decline is mainly due to the increase in operating loss for the segment as depreciation and amortization increased by $7 million for the same period as compared to 2018.

Operating Loss - The operating loss for the Electronics segment of $281 million for the first nine months of 2019 increased by $215 million as compared to 2018. This increase was mainly due to the negative volume and product mix effects causing lower organic sales in Active Safety and Restraint Control Systems and an increase in RD&E cost to support future organic sales growth and current development programs.

Associates - Associates in the Electronics segment increased by 511 to 7,616 as compared to the end of 2018, mainly due to adding 359 engineers to support customer development programs. Temporary associates have increased by 261 reflecting the uncertain macro environment.

Deliveries - The quantities delivered during the first nine months of 2019 were 12.0 and 6.6 million units for Restraint Controls Systems and Active Safety, respectively.

Brake Systems	Nine Months Ended September 30						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2019		2018		U.S. GAAP Reported		Currency		Organic[1]
	$	%	$	%	Chg. $	Chg. %	$	%	$	%
Net Sales	$275		$325		$(50)	(15)%	$(5)	(2)%	$(45)	(14)%
Operating Loss / Margin	$(54)	(19.6)%	$(23)	(7.0)%	$(31)
Segment EBITDA1 / Margin	$(26)	(9.3)%	$6	1.8%	$(32)
Associates	1,467		1,467		—

1 Non-U.S. GAAP measure reconciliation for Organic Sales and Segment EBITDA

Net Sales - The net sales in the Brake Systems segment decreased by $50 million to $275 million for the first nine months of 2019 as compared to 2018. This sales decline was mainly attributable to temporary lower volumes on certain Honda vehicle models, mainly in China and Japan.

EBITDA[1] - The segment EBITDA for Brake Systems decreased to negative $26 million for the first nine months of 2019 as compared to $6 million in 2018. This decline was mainly due to the increase in underlying operating loss for the segment.

Operating Loss - The operating loss for the Brake Systems segment increased by $31 million to $54 million for the first nine months of 2019 as compared to 2018. This increase was mainly due to the negative volume and product mix effects causing the lower organic sales and slight increase in RD&E net to support future organic sales growth.

Associates - The number of associates in the Brake Systems segment increased by 15 to 1,467 as compared to the end of 2018 primarily due to an increase in engineering resources to support development programs which was partially offset by direct labor and overhead reductions.

Deliveries - The quantities delivered during the first nine months of 2019 was 1.3 million units for Brake Systems.

Corporate and Other	Nine Months Ended September 30
Dollars in millions, (except where specified)	2019		2018		U.S. GAAP Reported
	$	%	$	%	Chg. $	Chg. %
Net Sales	$—		$—		$—
Operating Loss / Margin	$(53)	—%	$(34)	—%	$(19)
EBITDA1 / Margin	$(52)	—%	$(34)	—%	$(18)
Associates	45		39		6
1 Non-U.S. GAAP measure reconciliation for EBITDA

Operating Loss and EBITDA[1] - The operating loss and EBITDA for Corporate and other both increased to $53 and $52 million, respectively, from $34 million for the first nine months of 2019 as compared to 2018. This change was mainly attributable to the additional SG&A costs associated with being a standalone listed company.

Associates - The number of associates increased by 2 to 45 as compared to the end of 2018 mainly due to the hiring of personnel to support a standalone listed company and to perform functions previously provided through consultancy and outside services.

The associates and financial figures are not comparable since the financial results for the first half of 2018 are based on carve-out basis accounting rules.

Page 5 of 10    23 October 2019

Associates		September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
TOTAL		9,127	9,235	9,191	8,600	8,310
Whereof:	Direct Manufacturing	2,116	2,153	2,110	2,083	2,186
	RD&E	5,086	5,154	5,192	4,676	4,327
	Temporary	1,630	1,659	1,563	1,329	1,254

The number of associates decreased to 9,127 during the quarter from 9,235 in the previous quarter, mainly due to reductions in direct manufacturing and RD&E of 37 and 68 associates, respectively. Temporary associates also declined during the quarter mainly related to the uncertain and changing LVP environment.

The increase in associates as compared to the same period in 2018 of 9,127 from 8,310 is primarily due to the net hiring of 759 associates to support our investment in engineering resources for future growth opportunities. Temporary associates have increased by 376 as compared to 2018 due to the uncertain macro situation and new program launches.

2019 Outlook and Targets
Looking at the fourth quarter of 2019, sequentially from the third quarter of 2019 our sales are now expected to be slightly lower while our operating loss is expected to improve. This sales outlook is based primarily on our customer releases and call-offs, which are significantly lower than our expectations 90 days ago. The main drivers of this lower sales level include some launch delays and plant shut-downs with certain customers and lower underlying vehicle volumes on certain programs in our three major product areas in Europe, Asia and North America. The expected 2nd half recovery in 2019 will likely no longer materialize where, according to IHS, the LVP is now expected to decline 3% sequentially from the 1st half of this year which represents approximately 1.7 million fewer vehicles in the 2nd half of 2019.

Consequently, our full year 2019 organic sales are now expected to decline in the low double digits as compared to 2018 while currency translation effects on sales are now expected to decline by approximately 3%. We continue to expect RD&E, net to be less than $600 million for the full year 2019 and expect further cost structure improvements from our market adjustment initiatives during the fourth quarter and into 2020. Despite a better than expected cash flow before financing activities for the third quarter, the second half of 2019 is expected to remain at similar levels as compared to the first half of 2019, and the fourth quarter operating loss to improve sequentially from the third quarter.

We continue to see the same order intake opportunity as earlier indicated, although certain opportunities may be delayed into 2020.

Other Topics and Events
Filings - Please refer to www.veoneer.com or to our Annual Report for definitions of terms used in this report. Veoneer’s annual report on Form 10-K, quarterly reports on Form 10‑Q, press releases, current reports on Form 8-K, proxy statement and other documents filed with the SEC can be obtained free of charge from Veoneer at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Veoneer’s corporate website www.veoneer.com. The earnings call webcast slide presentation is posted on our corporate website.
Reporting Structure - Veoneer is organized according to product areas around its two segments, Electronics, which includes Restraint Control Systems and Active Safety, and Brake Systems, which is the VNBS JV. Products are Veoneer’s primary focus in running and reporting its business, as well as its customer focus. Consequently, although Veoneer discloses sales by region in accordance with its reporting obligations to the SEC, the Company does not believe it is particularly helpful to investors and does not intend to provide regular quarterly analysis and reporting details on sales by region or other comparisons versus light vehicle production to those regions.
Carve-Out Reporting - The first half of 2018 financial results for Veoneer have been prepared from the financial records of Autoliv, Inc. under specific carve-out basis accounting rules.
Reporting Tables - Amounts in tables and other compilations have been rounded separately, therefore minor rounding differences may occur.
Accounting for Leases - Veoneer adopted ASU 2016-02, Leases (Topic 842), effective January 1, 2019, which is intended to increase transparency and comparability among organizations by recognizing lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The impact from the adoption of the standard was less than $2 million for the first nine months of 2019.
Other Events:
September 10 - Veoneer announced the nomination award to supply in 2021 a new global OEM with its fourth generation Mono Vision System designed to meet or exceed the markets NCAP safety ratings. This system will include Zenuity developed fusion software of the mono vision and radar to perform autonomous emergency braking, adaptive cruise control, traffic jam assist as well as other driver support features.

September 11 - Veoneer announced it's support of the industry first guidelines, as proposed by Thatcham Research, for the safe introduction of Advanced Driving Assist Systems along with Highly Automated Driving. Veoneer predicts by the end of the next decade the vast majority of new vehicles sold will include advanced technology interaction with the driver.

September 17 - Veoneer announced the World's First Thermal Camera award with a leading global OEM for an autonomous driving application for "mobility as a service" to be supplied in 2021. Thermal cameras can sense and differentiate pedestrians, animals, vulnerable road users and other objects in complete darkness or other low visibility conditions.

October 2 - Veoneer and Volvo Cars made certain changes to their Zenuity joint venture agreement. Notably, the parties removed the non-compete provisions which restricted the owners from engaging in business activities in competition with Zenuity. Veoneer remains the exclusive distribution channel for all Zenuity products sold to third parties.

Definitions:
CPV - Content per Vehicle; LTM - Last Twelve Months; LVP - Light Vehicle Production; NCAP - New Car Assessment Program; OEM - Original Equipment Manufacturer; Order Book - Estimated total future sales attributable to documented new business awarded, based on estimated product volumes and pricing and exchange rates; Order Intake - Estimated future average annual sales attributable to documented new business awarded based on estimated average annual product volumes, average annual sales price for such products, and exchange rates; PP - Percentage points; VNBS JV - Veoneer Nissin Brake Systems Joint Venture.

Next Report - The next Veoneer earnings report for the fourth quarter of 2019 is planned for Wednesday, February 5, 2020.
Contacts: Thomas Jonsson - EVP Communications & IR, +46 8 527 762 27 or thomas.jonsson@veoneer.com and Ray Pekar - VP Investor Relations, +1 248 794 4537 or ray.pekar@veoneer.com.
This report is information that Veoneer, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the EVP Communications and IR set out above, at 12:00 CET on Wednesday, October 23, 2019. Inquiries - Company Corporate website www.veoneer.com.

Page 6 of 10    23 October 2019

Safe Harbor
This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this report other than statements of historical fact, including without limitation, statements regarding management’s examination of historical operating trends and data, estimates of future sales (including estimates related to order intake), operating margin, cash flow, taxes or other future operating performance or financial results, are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “would,” “should,” “could,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. We have based these forward-looking statements on our current expectations and assumptions and/or data available from third parties about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs.

New risks and uncertainties arise from time to time, and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Factors that could cause actual results to differ materially from these forward-looking statements include, without limitation, the following: cyclical nature of automotive sales and production; changes in general industry and market conditions or regional growth or decline; the ability of the Company to achieve the intended benefits from its separation from its former parent; our ability to be awarded new business or loss of business from increased competition; higher than anticipated costs and use of resources related to developing new technologies; our ability to secure financing to meet future capital needs; higher raw material, energy and commodity costs; component shortages; changes in customer and consumer preferences for end products; market acceptance of our new products; dependence on and relationships with customers and suppliers; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; costs or difficulties related to the integration of any new or acquired businesses and technologies; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other post-retirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of future litigation, regulatory actions or investigations or infringement claims; our ability to protect our intellectual property rights; tax assessments by governmental authorities and changes in our taxes; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; and other risks and uncertainties contained in our quarterly report and the disclosures made in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2019.

For any forward-looking statements contained in this report or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Consolidated Income Statement	Three Months Ended September 30		Nine Months Ended September 30		Last 12 Months [3]	Full Year 2018 [3]
Dollars in millions, (except per share data)	2019	2018	2019	2018 [3]
Net sales	$462	$526	$1,446	$1,692	$1,982	$2,228
Cost of sales	(389)	(428)	(1,211)	(1,371)	(1,639)	(1,798)
Gross profit	73	99	235	321	343	430
Selling, general & administrative expenses	(45)	(44)	(148)	(112)	(192)	(156)
Research, development & engineering expenses, net	(144)	(109)	(459)	(334)	(591)	(466)
Amortization of intangibles	(6)	(5)	(17)	(16)	(24)	(23)
Other income, net	—	1	1	18	2	18
Operating loss	(122)	(58)	(388)	(122)	(462)	(197)
Loss from equity method investment	(16)	(15)	(50)	(45)	(68)	(63)
Interest income	2	3	7	3	10	6
Other non-operating items, net	—	1	1	1	—	—
Loss before income taxes	(136)	(70)	(430)	(163)	(520)	(253)
Income tax benefit / (expense)	(3)	(3)	1	(12)	(28)	(42)
Net loss [1]	(139)	(72)	(429)	(175)	(548)	(294)
Less: Net loss attributable to non-controlling interest	(6)	(5)	(26)	(13)	(31)	(19)
Net loss attributable to controlling interest	$(133)	$(68)	$(403)	$(162)	$(517)	$(276)
Net loss per share – basic [2]	$(1.20)	$(0.78)	$(4.10)	$(1.86)	$(5.25)	$(3.17)
Weighted average number of shares outstanding [2]	111.40	87.15	98.32	87.15	98.32	87.16
[1] Including Corporate and other sales. [2] Basic number of shares in millions used to compute net loss per share. Participating share awards without right to receive dividend equivalents are (under the two-class method) excluded from loss per share calculation. [3] 2018 figures for the first half of 2018 are according to Carve-out reporting from the Autoliv spin-off of Veoneer.

Page 7 of 10    23 October 2019

Consolidated Balance Sheet	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Dollars in millions
Assets
Cash & cash equivalents	$1,062	$1,204	$715	$864	$919
Short-term investments	—	—	—	5	5
Receivables, net	309	319	364	376	428
Inventories, net	159	158	170	172	166
Related party receivables	14	16	43	64	72
Prepaid expenses and contract assets	46	42	39	39	33
Other current assets	12	19	21	22	25
Total current assets	1,602	1,758	1,352	1,543	1,648
Property, plant & equipment, net	570	548	521	499	456
Operating lease right of use assets	99	94	70	—	—
Equity method investment	75	73	81	101	120
Goodwill	290	290	290	291	291
Intangible assets, net	87	93	96	102	102
Deferred tax assets	11	10	10	11	28
Related party notes receivables	—	—	—	1	—
Investments	10	10	8	8	7
Other non-current assets	111	91	91	77	75
Total assets	$2,855	$2,967	$2,519	$2,633	$2,728
Liabilities and equity
Accounts payable	317	276	307	369	350
Short-term debt	21	20	—	—	—
Related party payables	4	12	4	16	9
Accrued expenses	227	207	214	193	237
Income tax payable	6	6	7	9	10
Related party short-term debt	2	3	2	1	—
Other current liabilities	36	48	59	47	24
Total current liabilities	613	572	593	636	630
Convertible Senior Notes - 4%	158	156	—	—	—
Related party long-term debt	12	12	13	13	12
Pension liability	21	21	20	20	19
Deferred tax liabilities	12	12	14	13	16
Operating lease non-current liabilities	81	75	53	—	—
Financial lease non-current liabilities [2]	33	33	33	1	1
Other non-current liabilities	25	22	25	24	10
Total non-current liabilities	$342	$331	$158	$70	$58
Equity
Common stock	$111	$111	$87	$87	$87
Additional paid-in capital	2,343	2,341	1,939	1,938	1,929
Accumulated deficit	(584)	(451)	(318)	(181)	(68)
Accumulated other comprehensive income (loss)	(59)	(34)	(30)	(19)	(12)
Total Equity	$1,811	$1,967	$1,678	$1,826	$1,936
Non-controlling interest	89	97	90	101	104
Total Equity and non-controlling interest	1,900	2,064	1,768	1,927	2,040
Total liabilities, Equity and non-controlling interest	$2,855	$2,967	$2,519	$2,633	$2,728
[1] Carve-out reporting due to the Autoliv spin-off of Veoneer, [2] The figures were reported as Other non-current liabilities for the last three quarters in 2018.

Page 8 of 10    23 October 2019

Consolidated Cash Flow Statement	Three Months Ended September 30		Nine Months Ended September 30		Last 12 Months	Full Year 2018
Dollars in millions	2019	2018	2019	2018
Operating activities
Net loss	$(139)	$(72)	$(429)	$(175)	$(548)	$(294)
Depreciation and amortization	30	27	90	82	119	111
Contingent consideration write-down	—	—	—	(14)	—	(14)
Other, net	2	(7)	41	(4)	99	54
Change in operating assets and liabilities	46	35	77	(70)	111	(36)
Net cash used in operating activities [1]	(61)	(17)	(221)	(181)	(219)	(179)
Investing activities
Net decrease in related party notes receivable	—	—	—	76	—	76
Capital expenditures	(59)	(52)	(168)	(123)	(233)	(188)
Equity method investment	(21)	—	(32)	(71)	(32)	(71)
Short-term investments	—	(5)	5	(5)	5	(5)
Long-term investments	1	—	(3)		(3)	—
Proceeds from sale of property, plant and equipment	—	(1)	—	3	1	4
Acquisition of intangible assets	—	—	—	—	(1)	(1)
Net cash used in investing activities	(79)	(58)	(198)	(120)	(263)	(185)
Financing activities
Issuance of Common Stock	—	—	405	—	405	—
Net increase in long-term debt	4	—	206	—	157	(49)
Net increase in short-term debt	2	—	22	—	22	—
(Decrease) / increase in related party short-term debt	(1)	—	1	—	2	1
Cash provided at separation from Former Parent	—	—	—	980	—	980
Net transfers from Former Parent	—	—	—	275	19	294
(Decrease) / increase in related party long-term debt	—	—	—	(49)	49	—
Net cash provided by financing activities	5	—	634	1,206	654	1,226
Effect of exchange rate changes in cash [2]	(7)	14	(17)	14	(29)	2
(Decrease) / Increase in cash and cash equivalents	(142)	(61)	198	919	143	864
Cash and cash equivalents at beginning of period	1,204	980	864	—	919	—
Cash and cash equivalents at end of period	$1,062	$919	$1,062	$919	$1,062	$864
[1] Operating Cash flow is the equivalent to “Net cash used in operating activities”. [2] Including cash equivalents

Key Ratios	Three Months Ended September 30		Nine Months Ended September 30		Last 12 Months	Full Year 2018
Dollars in millions, (except where specified)	2019	2018	2019	2018
Gross Margin % [1]	15.8	18.8	16.3	19.0	17.3	19.3
SG&A %	(9.8)	(8.3)	(10.2)	(6.6)	(9.7)	(7.0)
RD&E %	(31.3)	(20.7)	(31.8)	(19.7)	(29.9)	(20.9)
Operating Margin % [2]	(26.5)	(11.0)	(26.8)	(7.2)	(23.3)	(8.8)
Depreciation and Amortization %	(6.5)	(5.1)	(6.2)	(4.8)	(5.9)	(4.9)
EBITDA % [3]	(20.0)	(5.9)	(20.6)	(2.4)	(17.4)	(3.9)
Capital Expenditures %	(12.8)	(9.9)	(11.6)	(7.3)	(11.8)	(8.4)
Net Working Capital [4]	(52)	99	(52)	99	(52)	42
Operating Cash flow [5]	(61)	(17)	(221)	(181)	(219)	(179)
Shareholders’ Equity [6]	1,811	1,936	1,811	1,936	1,811	1,826
Cash and Cash Equivalents	1,062	919	1,062	919	1,602	864
Weighted average number of shares outstanding [6]	111.40	87.15	98.32	87.15	98.32	87.16
Net loss per share – basic [7]	$(1.20)	$(0.78)	$(4.10)	$(1.86)	$(5.25)	$(3.17)
Total Shareholders’ Equity per share	$16.26	$22.21	$18.42	$22.21	$18.42	$20.95
Number of Associates at period-ending [8]	7,203	6,513	7,203	6,513	7,203	6,759
Number of Total Associates at period-ending [9]	9,127	8,310	9,127	8,310	9,127	8,600
Days Receivables Outstanding [10]	56	81	59	76	62	74
Days Inventory Outstanding [11]	31	29	31	26	30	27
[1] Gross profit relative to sales. [2] Operating income relative to sales. [3] See EBITDA reconciliation to net income on page 10. [4] Total current assets excluding cash and cash equivalents minus total current liabilities excluding short-term debt. [5] Operating Cash flow is the equivalent to “Net cash used in operating activities”. [6] Basic number of shares used to compute net loss per share in millions. Participating share awards without right to receive dividend equivalents are (under the two-class method) excluded from the loss per share calculation. [7] Excluding non-controlling interest. [8] Employees with a continuous employment agreement, recalculated to full time equivalent heads. [9] Includes temporary hourly personnel. [10] Outstanding receivables relative to average daily sales. [11] Outstanding inventories relative to average daily sales.

Page 9 of 10    23 October 2019

Non-U.S. GAAP Financial Measures
Non-U.S. GAAP financial measures are reconciled throughout this report.
In this report we refer to organic sales or changes in organic sales growth, a non-U.S. GAAP financial measure that we, investors and analysts use to analyze the Company's sales trends and performance. We believe that this measure assists investors and management in analyzing trends in the Company's business because the Company generates approximately 66% of its sales in currencies other than in U.S. dollars (its reporting currency) and currency rates have been and can be rather volatile. Additionally, the Company has historically made several acquisitions and divestitures, although none that impacted the reporting periods in question. Organic sales and organic sales growth present the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates on the Company’s performance. The tables in this report present the reconciliation of changes in the total U.S. GAAP net sales to changes in organic sales growth.

The Company uses in this report EBITDA, a non-U.S. GAAP financial measure, which represents the Company’s net income excluding interest expense, income taxes, depreciation and amortization and including loss from equity method investment. The Company also uses Segment EBITDA, a non-U.S. GAAP financial measure, which represents the Company’s EBITDA which has been further adjusted on a segment basis to exclude certain corporate and other items. We believe that EBITDA and Segment EBITDA are useful measures for management, analysts and investors to evaluate operating performance on a consolidated and reportable segment basis, because it assists in comparing our performance on a consistent basis. The tables below provide reconciliations of net income (loss) to EBITDA and Segment EBITDA.

The Company uses in this report net working capital, a non-U.S. GAAP financial measure, which is defined as current assets (excluding cash and cash equivalents) minus current liabilities excluding short-term debt. The Company also uses in this report cash flow before financing activities, a non-U.S. GAAP financial measure, which is defined as net cash used in operating activities plus net cash used in investing activities. Management uses these measures to improve its ability to assess operating performance at a point in time as well as the trends over time. The tables below provides a reconciliation of current assets and liabilities to net working capital and cash flow before financing activities.

Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. These measures, as defined, may not be comparable to similarly titled measures used by other companies.

Forward-looking non-U.S. GAAP financial measures used in this report are provided on a non-U.S. GAAP basis. Veoneer has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as foreign currency exchange rates and future investing activities, cannot be reasonably predicted or determined. As a result, such reconciliations are not available without unreasonable efforts and Veoneer is unable to determine the probable significance of the unavailable information.

Reconciliations of U.S. GAAP to Non-U.S. GAAP Financial Measures
Net Loss to EBITDA	Three Months Ended September 30		Nine Months Ended September 30		Last 12 Months	Full Year 2018
Dollars in millions	2019	2018	2019	2018
Net Loss	$(139)	$(72)	$(429)	$(175)	$(548)	$(294)
Depreciation and amortization	30	27	90	82	118	111
Loss from equity method investment	16	15	50	45	68	63
Interest and other non-operating items, net	(2)	(4)	(8)	(4)	(10)	(7)
Income tax expense / (benefit)	3	3	(1)	12	28	42
EBITDA	$(92)	$(31)	$(298)	$(40)	$(344)	$(87)

Segment EBITDA to EBITDA	Three Months Ended September 30		Nine Months Ended September 30		Last 12 Months	Full Year 2018
Dollars in millions	2019	2018	2019	2018
Electronics	$(69)	$(18)	$(220)	$(12)	$(251)	$(43)
Brake Systems	(8)	—	(26)	6	(24)	7
Segment EBITDA	(77)	(18)	(246)	(6)	(275)	(36)
Corporate and other	(15)	(13)	(52)	(34)	(69)	(51)
EBITDA	$(92)	$(31)	$(298)	$(40)	$(344)	$(87)

Working Capital to Net Working Capital	September 30, 2019	September 30, 2018	June 30, 2019	June 30, 2018	December 31, 2018	December 31, 2017
Dollars in millions
Total current assets	$1,602	$1,648	$1,758	$1,699	$1,543	$648
less Total current liabilities	613	630	572	584	636	590
Working Capital	989	1,018	1,185	1,115	907	58
less Cash and cash equivalents	(1,062)	(919)	(1,204)	(980)	(864)	—
less Short-term debt	21	—	20	—	—	—
Net Working Capital	$(52)	$99	$2	$135	$42	$58

Cash Flow before Financing Activities	Three Months Ended September 30		Nine Months Ended September 30		Last 12 Months	Full Year 2018
Dollars in millions	2019	2018	2019	2018
Net cash used in operating activities	$(61)	$(17)	$(221)	$(181)	$(219)	$(179)
plus Net cash used in investing activities	(79)	(58)	(198)	(120)	(263)	(185)
Cash Flow before Financing Activities	$(140)	$(75)	$(419)	$(301)	$(482)	$(364)

Page 10 of 10    23 October 2019